SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  September 10, 1997

               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
- -----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000
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The following information includes forward-looking statements that involve a number of risks, uncertainties, and assumptions.
A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below. Words such as "expects," "intends," "plans," and similar expressions identify those statements which are forward-looking.

Item 5.  Other Events

A.  Electric Industry Restructuring

     1.  Rate Reduction Bonds

As part of California's electric industry restructuring legislation, Pacific Gas and Electric Company (PG&E) and the other California utilities are authorized to recover their transition costs from all customers with certain exceptions. (Transition costs represent the costs of utilities' generation-related assets and obligations which prove to be uneconomic in the new competitive framework. These costs include above-market plant costs, the above-market costs associated with power purchase agreements such as qualifying facilities contracts, and generation-related regulatory assets. In general, regulatory assets are expenses deferred in the current period and allowed to be included in rates in subsequent periods.)

In addition, the restructuring legislation provides for a 10 percent electric rate reduction for residential and small commercial customers by January 1, 1998, and freezes electric customer rates for all customers until the earlier of March 31, 2002, or when the utilities have recovered their transition costs (the transition period). To achieve the 10 percent rate reduction for residential and small commercial customers, the restructuring legislation authorizes the utilities to finance a portion of their transition costs through the issuance of "rate reduction bonds" by the California Infrastructure and Development Bank (Bank) or another financing entity approved by and subject to the oversight of the Bank.

On September 3, 1997, the California Public Utilities Commission
(CPUC) approved PG&E's application to recover up to approximately $3.5 billion of its transition costs through the issuance of rate reduction bonds and to reduce electric rates for residential and small commercial customers beginning January 1, 1998. PG&E's application to the Bank for approval of the financing entity and the terms and conditions of the rate reduction bonds is still pending, but it is expected that the Bank will approve PG&E's application early in the fourth quarter of 1997.

The maturity period of the bonds will extend beyond the transition period. Also, the interest cost of the bonds is expected to be lower than PG&E's current weighted-average cost of capital. The combination of the longer maturity period and the reduced interest costs is expected to lower the amount paid by residential and small commercial customers each year during the
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transition period, thereby achieving the 10 percent reduction in rates.

After the bonds are issued, PG&E will collect a separate nonbypassable tariff on behalf of the bondholders to recover principal, interest, and related costs over the life of the bonds from residential and small commercial customers. In exchange for the bond proceeds, PG&E will sell its right to be paid the revenues from this separate tariff to an affiliated entity. The bonds will be secured by the future revenue from the separate tariff and not by PG&E's assets. The bonds will be reflected as debt on PG&E's balance sheet. PG&E expects to use the proceeds from the issuance of the rate reduction bonds to retire utility debt and equity, while maintaining its CPUC-authorized capital structure.

Earlier this year, PG&E requested that the Internal Revenue Service (IRS) issue a ruling that the proceeds of the bond issuance will not be considered as taxable income to the utilities when received, but will, instead, be considered as taxable income ratably as the special nonbypassable tariff is collected on behalf of bondholders from residential and small commercial customers. On September 8, 1997, the IRS issued a ruling which concludes that neither the issuance of the CPUC decision nor the issuance of rate reduction bonds would result in taxable income to PG&E.

Subject to the Bank's approval of the financing entity and the terms and conditions of the rate reduction bonds, PG&E plans that these bonds will be issued before the end of 1997. However, various consumer groups have recently indicated that they may seek to challenge the CPUC decision approving the issuance of the rate reduction bonds. If legal action is taken to challenge the CPUC decision, the issuance of the bonds could be delayed. The CPUC stated that if PG&E concludes that the bonds cannot be issued by January 1, 1998, PG&E must advise the CPUC how it intends to proceed and may file a revised application for approval of an alternative method of recovering the reduced revenues resulting from the 10 percent rate reduction to residential and small commercial customers to begin on January 1, 1998.

PG&E currently expects that the initial amount of rate reduction bonds to be issued will be $3.1 billion, but the actual amount will depend on a variety of factors, including the interest rate on the bonds, which will be determined based on market conditions when the bonds are sold, the credit rating of the bonds, and whether the bond issuance is delayed beyond January 1, 1998.

Before the CPUC's decision can become effective, PG&E must file its written consent to all terms and conditions of the decision by November 3, 1997.
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     2.   Divestiture

On September 3, 1997, the CPUC approved PG&E's proposed process for the sale of three of its California fossil-fueled power plants: Morro Bay Power Plant located in San Luis Obispo County, Moss Landing Power Plant located in Monterey County, and the Oakland Power Plant located in Alameda County. These three plants have a combined capacity of 2,645 megawatts (MW) and an estimated book value of approximately $380 million. The CPUC also approved PG&E's proposed accounting and ratemaking treatment for the sale of these plants, subject to CPUC approval of PG&E's CTC (competition transition charge) revenue account pending in a separate CPUC proceeding, so that any loss incurred on the sale of these three plants will be recovered as a transition cost and any gain on the sale will offset other transition costs. The CPUC also concluded that the proposed sale process will determine the fair market value of the plants for purposes of determining the uneconomic above-market cost of these generating assets that may be recovered as transition costs.

As previously announced, the auction of these plants began on September 8, 1997. During the initial stage of the auction, non-binding indications of interest from potential bidders are due October 6, 1997. A selected group of bidders will then be invited to submit binding offers by November 14, 1997. It is anticipated that PG&E will enter into a sales agreement with the final bidder by the end of 1997. The auction is subject to the CPUC's final review and approval of the definitive agreements following the auction. PG&E may not accept final bids until the CPUC has approved a final mitigated negative declaration regarding any mitigation measures that may be required to avoid or reduce to nonsignificant levels potential adverse environmental impacts which may arise from the transfer of the plants. On August 25, 1997, the CPUC issued a proposed mitigated negative declaration. It is expected that a final mitigated negative declaration will be issued by the CPUC in late October 1997.

In addition, before PG&E may accept final bids, the Federal Energy Regulatory Commission (FERC) must approve the form of agreement with the Independent System Operator (ISO) which will ensure that those plants which are needed to maintain the reliability of the electric supply remain available and operational, i.e., "must-run" plants. (Under the restructuring legislation, electric transmission facilities, which will continue to be owned and maintained by the California utilities, will be operated by the ISO to ensure system reliability and provide electric generators with open and comparable access to transmission and distribution services.) PG&E expects the FERC to approve the form of ISO agreements for the must-run plants in late October 1997.

PG&E will enter into agreements with the new purchasers of the plants to operate the plants for at least two years to ensure system reliability during the transition period. To the extent that payments to PG&E under these agreements exceed PG&E's cost of operating the plants, PG&E would credit the difference to the CTC revenue account to offset PG&E's other transition costs.

Conversely, PG&E would be at risk to the extent operating costs exceed the revenues from these agreements.

As previously reported, on June 24, 1997, PG&E announced its plans, subject to CPUC approval, to sell three more of its California fossil-fueled power plants: the Potrero Power Plant located in San Francisco County and the Contra Costa and Pittsburg Power Plants located in Contra Costa County, and its geothermal facilities: The Geysers Power Plant located in Lake and Sonoma Counties. PG&E had originally announced that its Hunters Point fossil-fueled power plant located in San Francisco would be included in the first group of power plants to be sold, but PG&E now intends to include the proposed sale of the Hunters Point plant in its application to the CPUC to sell the Potrero, Contra Costa, and Pittsburg fossil-fueled plants, and the geothermal facilities. These five plants have a combined generating capacity of 4,718 MW and an estimated book value of approximately $760 million.

PG&E intends to file its plan for the sale of these five power plants with the CPUC later this year and will seek to sign sales agreements with buyers by the end of 1998. In its application, PG&E intends to propose that any loss incurred on the sale of these five plants would be recovered as a transition cost and that any gain on the sale would offset other transition costs.

Together, the eight power plants represent 98 percent of PG&E's fossil-fueled generating capacity, as well as its only geothermal facility.

     3.  Capital Additions

Also, on September 3, 1997, the CPUC adopted a decision addressing transition cost recovery for capital additions to PG&E's non-nuclear generating facilities. The decision allows PG&E to recover costs of capital additions made in 1996 and 1997 (and in 1998 for fossil-fueled plants completely divested by March 31, 1998) based upon an after-the-fact reasonableness review. All capital additions found reasonable by the CPUC through this process will be recoverable as transition costs.

Capital additions made in 1998 and thereafter to non-nuclear generation-related assets and capital additions made to fossil-fueled generating assets which are not completely divested by March 31, 1998, must be recovered either through the ISO agreements for "must-run" plants or from revenues collected from sales of electricity to the Power Exchange ("PX"), the competitive auction process that will be used to establish electricity prices as of January 1, 1998. However, the cost of capital additions made to hydroelectric and geothermal facilities in 1998 and thereafter may be recoverable in rates under a performance-based ratemaking mechanism now being considered by the CPUC in a separate proceeding.

Also, although the decision finds the "must-run" contract options currently proposed by the ISO will afford PG&E the opportunity to recover the costs of capital additions necessary to maintain electric system reliability, since the FERC has not yet approved the ISO contract options, the CPUC decision allows PG&E to seek an after-the-fact reasonableness review of capital addition expenditures for collection as transition costs in certain circumstances. Specifically, the CPUC will undertake after-the-fact reasonableness review if: 1) the capital additions were made to ISO designated must-run units and were necessary to continue operating the must-run unit through December 31, 2001;
2) the capital additions were cost-effective compared to other options for maintaining plant operations through December 31, 2001, and compared to other resources available to the ISO for system reliability; 3) the final ISO agreement approved by the FERC did not include provisions that would allow utilities to negotiate recovery of these costs; and 4) the costs of capital additions could not be recovered in market prices.

Generating facilities which are not designated "must run" by the ISO, i.e., "non-must-run" facilities, must, under the CPUC decision, recover capital additions costs incurred in 1998 and thereafter solely from PX revenues.

Finally, the CPUC deferred to future proceedings how the cost of capital additions completed in 1998 and thereafter will be accounted for in determining the market value of generation-related assets for purposes of calculating the uneconomic portion of the net book value of the generation-related assets recoverable as transition costs.


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                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY


                               CHRISTOPHER P. JOHNS
                          By:  _____________________
                               CHRISTOPHER P. JOHNS
                               Vice President and
                               Controller
                               (PG&E Corporation)
                               Vice President
                               and Controller
                               (Pacific Gas and Electric Company)
Dated: September 10, 1997

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